Exhibit 99.1

Contacts:
Susan M. Kanaya	Media:
Senior Vice President, Finance and	Susan Kinkead
Chief Financial Officer or	Kinkead Communications, Inc.
Markus J. Cappel, Ph.D.	susan@kinkeadcomm.com
Chief Business Officer	415-751-3611
650-210-2900
investor@chemocentryx.com
Caitlyn Murphy
Burns McClellan
cmurphy@burnsmc.com
212-213-0006

ChemoCentryx Announces Financial Results for the Quarter Ended June 30, 2013

Key Data Readouts Expected in Second Half of 2013

MOUNTAIN VIEW, Calif., August 12, 2013 (GLOBE NEWSWIRE) — ChemoCentryx, Inc. (Nasdaq:CCXI) announced today its financial results for the second quarter ended June 30, 2013.

“Several key initiatives were realized this past quarter, including bolstering our cash position, adding healthcare payer expertise to our board, and bringing together respected opinion leaders in gastrointestinal and renal disease for our first Analyst Day,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer, ChemoCentryx. “Additionally, we achieved an important clinical milestone, with the successful completion of patient enrollment for our Phase II trial in diabetic nephropathy with CCX140, our wholly-owned CCR2 inhibitor. We expect interim 12-week results from this trial to be reported in the third quarter of this year.”

Second Quarter 2013 Corporate and Clinical Highlights:

•	Completed and surpassed target enrollment of our CCX140 Phase II clinical trial in diabetic nephropathy, enrolling an additional 62 patients beyond target for a total of 332 patients

•	Hosted key opinion leaders in gastrointestinal and renal disease at our first Analyst Day

•	Appointed healthcare insurance executive, Ira Klein, MD, MBA, FACP, to our Board of Directors

•

Presented positive Phase I safety data for CCX507 (de novo inhibitor of the chemokine receptor known as CCR9) in healthy patients and positive preclinical data in ulcerative colitis models of inflammatory bowel disease

•	Completed our first follow-on offering of 5,750,000 shares of common stock resulting in net proceeds of $64.4 million

Key Milestones Anticipated for Second Half of 2013

Looking forward to the remainder of 2013, ChemoCentryx expects key data from its two lead programs:

•

CCX140, an inhibitor of the chemokine receptor known as CCR2, and our lead independent drug candidate — 12-week interim data from a 52-week Phase II study in diabetic nephropathy expected in the third quarter 2013

•

Vercirnon (also known as Traficet-EN, CCX282 or GSK1605786), an inhibitor of the chemokine receptor known as CCR9 and the Company’s most advanced drug candidate — top-line data readout from the SHIELD-1 Phase III clinical trial in Crohn’s disease expected in early fourth quarter of 2013 with partner GlaxoSmithKline (GSK)

Additionally, ChemoCentryx expects an option decision from GSK by the end of 2013 on CCX168, an inhibitor targeting the chemoattractant receptor known as C5aR (which binds to the complement fragment C5a) for the treatment of ANCA-associated vasculitis. CCX168 is the third and final drug candidate subject to option within our GSK partnership.

Selected Second Quarter 2013 Financial Results

Revenues for the three and six months ended June 30, 2013 were $1.9 million and $3.8 million, compared to $1.1 million and $2.1 million for the same periods in 2012. The increases in revenues from 2012 to 2013 for the three and six month periods were primarily due to funding of clinical support from GSK for CCX168 for the treatment of ANCA-associated vasculitis.

Research and development expenses for three and six months ended June 30, 2013 were $8.7 million and $17.9 million compared to $9.7 million and $16.6 million for the same periods in 2012. The decrease in research and development expenses from 2012 to 2013 for the three month period was primarily due to lower expenses associated with developing the Company’s next generation drug candidates as Phase I clinical development of CCX872, a second generation CCR2 inhibitor, and CCX507, a de novo CCR9 drug candidate, near completion. In addition, lower expenses associated with drug discovery efforts targeting CXCR7 contributed to the decrease for the period. These decreases were partially offset by increased expenses associated with CCX168 primarily due to continued patient enrollment in the Phase II clinical trial for the treatment of ANCA-associated vasculitis, and additional drug discovery efforts in programs targeting chemokine receptors such as CCR6 and CCR4.

The increase in expense from 2012 to 2013 for the six month period was primarily attributed to higher expenses associated with CCX168 and CCX872 as the programs further advanced in the clinic, and additional investment in drug discovery programs, including CCR2 third generation and CCR6. These increases were partially offset by a decrease in expenses associated with CCX507 and drug discovery efforts targeting CXCR7.

General and administrative expenses for the three and six months ended June 30, 2013 were $2.8 million and $5.8 million compared to $2.5 million and $5.0 million for the comparable periods in 2012. The increases from 2012 to 2013 for the three and six month periods were primarily due to increased stock-based compensation expense for stock option grants in addition to higher professional service fees relating to our reporting obligations as a public company.

Cash, cash equivalents and investments totaled $166.4 million at June 30, 2013.

Conference Call and Webcast

The Company will host a conference call and webcast today, August 12, 2013, at 5:00 p.m. Eastern Time to discuss these results and to answer questions. To participate by telephone, please dial 877-303-8028 (Domestic) or 760-536-5167 (International). The conference ID number is 11342860.

A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the call.

About ChemoCentryx

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. The Company’s most advanced drug candidate, vercirnon (also known as Traficet-EN, CCX282 or GSK1605786), a specific CCR9 inhibitor, completed a multi-national clinical trial, called PROTECT-1, in patients with moderate-to-severe Crohn’s disease, where it demonstrated the ability to induce a clinical response and to maintain clinical remission, and is now in Phase III clinical development. The Company’s lead independent drug candidate, CCX140, a CCR2 inhibitor, has been shown to be safe and well tolerated while demonstrating clinical activity on glycemic indices in a Phase II clinical trial in type 2 diabetics, and is now in Phase II clinical development for the treatment of diabetic nephropathy. Other clinical programs include CCX354 (also known as GSK2941266), a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis, CCX168, a C5aR inhibitor in Phase II clinical development for the treatment of anti-neutrophil cytoplasmic antibody (ANCA)-associated vasculitis, as well as CCX872, a CCR2 inhibitor, and CCX507, an inhibitor of CCR9, both of which are in Phase I clinical testing. ChemoCentryx also has several programs in advanced preclinical development.

Forward-Looking Statements

ChemoCentryx cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential” or “continue” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations and include the Company’s statements regarding its expectations as to when GSK will report data or make its option decision and the Company’s statements regarding the achievement of anticipated milestones in 2013. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K for the year ended December 31, 2012 which is available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.ChemoCentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

CCXI - G

ChemoCentryx, Inc.

Consolidated Statement of Operations Data

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Consolidated Statement of Operations Data:
Revenues:
Collaborative research and development revenue from related party	$1,886	$1,128	$3,813	$2,146

Total revenues:	1,886	1,128	3,813	2,146
Operating expenses:
Research and development	8,676	9,694	17,931	16,603
General and administrative	2,809	2,473	5,773	5,035

Total operating expenses	11,485	12,167	23,704	21,638
Loss from operations	(9,599)	(11,039)	(19,891)	(19,492)
Interest income	110	167	226	270
Interest expense	(15)	(21)	(32)	(756)

Net loss	$(9,504)	$(10,893)	$(19,697)	$(19,978)

Basic and diluted net loss per share	$(0.23)	$(0.30)	$(0.51)	$(0.58)

Shares used to compute basic and diluted net loss per share	41,337	36,169	38,974	34,585

	June 30, 2013	December 31, 2012
	(in thousands)
Consolidated Balance Sheet Data
Cash, cash equivalents and investments	$166,380	$118,956
Working capital	122,935	93,180
Total assets	169,656	122,323
Non-current equipment financing obligations	131	379
Accumulated deficit	(153,886)	(134,189)
Total stockholders’ equity	160,553	110,346